Exhibit 99.1

Medoro Resources Ltd.	Colombia Goldfields Ltd.

NEWS RELEASE

Securityholders of Colombia Goldfields Vote 99.9% in Favour of Arrangement with Medoro

TORONTO, Friday, October 23, 2009 – Medoro Resources Ltd. (TSX-V: MRS) and Colombia Goldfields Ltd. (TSX: GOL- OTCBB: CGDF) announce the approval by securityholders of Colombia Goldfields of a previously announced plan of arrangement and other transactions pursuant to which Medoro will acquire all of the outstanding shares of common stock of Colombia Goldfields. The arrangement and related transactions are described in the proxy statement mailed to the securityholders of Colombia Goldfields on October 2, 2009. At a special meeting of stockholders, warrantholders and optionholders of Colombia Goldfields held today, the arrangement was approved by 99.9% of the votes cast by securityholders including 57.5% of the outstanding shares of common stock of Colombia Goldfields. Under the terms of the arrangement, Colombia Goldfields stockholders will receive 0.336 of a Medoro common share plus 0.0108 of a Medoro share purchase warrant for each Colombia Goldfields share of common stock. Each full warrant will be exercisable into one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years.

An application to the Supreme Court of Yukon for a final order approving the arrangement is scheduled for October 29, 2009.

Approval of the arrangement by securityholders of Colombia Goldfields satisfies one of the conditions to the arrangement agreement between Medoro and Colombia Goldfields.

Completion of the transaction remains subject to certain other conditions set out in the arrangement agreement and related agreements, all of which are attached to Colombia Goldfield’s proxy statement. Colombia Goldfields and Medoro expect the transaction to be completed on or about October 30, 2009.

FOR FURTHER INFORMATION

Peter Volk, General Counsel & Secretary (416) 603-4653 www.medororesources.com	J. Randall Martin, Vice Chairman and CEO (416) 603-4653 www.colombiagoldfields.com

About Medoro Resources Ltd.

Medoro Resources Ltd. is a gold exploration and development company focused on acquiring properties of merit for potential joint ventures with senior producers. The company recently announced the execution of: (i) a letter of intent to acquire all of the issued and outstanding common shares of Mineros Nacionales S.A.; (ii) an arrangement agreement to acquire the common stock of Colombia Goldfields Ltd; and (iii) and a letter of intent to acquire the securities of Colombia Gold plc, each of which has properties located in the Marmato District of Colombia. Medoro also holds a 100% interest in the Lo Increible 4A and 4B concessions in Venezuela and interests in four gold exploration areas in the Republic of Mali. Additional information on Medoro Resources Ltd. can be found by visiting the company’s website at www.medororesources.com.

About Colombia Goldfields

Colombia Goldfields has been developing a large gold resource into a world class asset utilizing Colombia’s historic Marmato Mountain gold district as a foundation while conducting programs incorporating property acquisitions, community resettlement and exploration.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is not an offer of securities for sale into the United States or Canada. No offering of securities shall be made in the United States or Canada except pursuant to registration under the US Securities Act of 1933, as amended, or an exemption therefrom.

This press release contains forward-looking statements based on assumptions, uncertainties and management’s best estimates of future events. Actual results may differ materially from those currently anticipated. Investors are cautioned that such forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements are detailed from time to time in the company’s periodic reports filed with the British Columbia Securities Commission and other regulatory authorities. The company has no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.